Exhibit 99.1
For Immediate Release

Contact:	(News Media) Barbara Ciesemier +1.312.396.7461
(Investors) Erik Helding +1.317.817.4760

CNO Financial Group Reports Second Quarter 2014 Results
Growth in Sales, Collected Premiums and Operating Earnings Per Diluted Share
Continued Strength in Key Capital Ratios

Carmel, Ind., July 28, 2014 - CNO Financial Group, Inc. (NYSE: CNO) today announced second quarter of 2014 operating earnings (1) of $63.7 million, or 29 cents per diluted share compared to $63.9 million, or 28 cents per diluted share, in the second quarter of 2013.
"CNO's middle-income market focus and ability to serve our customers continue to drive solid growth in revenues and profitability," said Ed Bonach, CEO of CNO.  "Our investments in agent productivity, branch and geographic expansion, new product development, operating efficiencies and the customer experience are delivering results and driving growth above industry norms.  Closing the sale of CLIC provides us with even sharper focus and lower volatility going forward."

Second Quarter 2014 Highlights

•	Sales, as defined by total new annualized premium ("NAP") (2): $104.9 million, up 3% from 2Q13

•	Collected premium from our continuing operating segments (3): $831.7 million up 2% from 2Q13

•	Net income per diluted share: 35 cents in 2Q14 compared to 34 cents in 2Q13

•	Net operating income (1) per diluted share: 29 cents in 2Q14 compared to 28 cents in 2Q13

•	Unrestricted cash and investments held by our holding company were $277 million at June 30, 2014, after $130.8 million of common stock repurchases, dividends and debt payments in 2Q14

Six-month 2014 Highlights

•	Sales, as defined by total NAP (2): $206.8 million, up 3% from the first six months of 2013

•	Collected premium from our continuing operating segments (3): $1,647.4 million up 2% from the first six months of 2013

•
Net income (loss) per diluted share: (69) cents in the first six months of 2014 (including $1.36 from the loss on the sale of Conseco Life Insurance Company ("CLIC")) compared to 38 cents in the first six months of 2013

•	Net operating income (1) per diluted share: 56 cents in the first six months of 2014 compared to 47 cents in the first six months of 2013

•
Consolidated risk-based capital ratio was 437% at June 30, 2014, reflecting statutory operating earnings of $225 million and net dividends to the holding company of $115.0 million during the first six months of 2014

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CNO Financial (2)
July 28, 2014

Quarterly Segment Operating Results

	Three months ended
	June 30,
	2014	2013
	(Dollars in millions, except per share data)
EBIT (5):
Bankers Life	$87.4	$79.1
Washington National	32.3	35.8
Colonial Penn	3.8	1.2
Other CNO Business:
Loss from the long-term care business reinsured in 4Q13	—	(2.2)
Overhead expense of CLIC expected to continue after the sale	—	(5.0)
EBIT from business segments continuing after the CLIC sale	123.5	108.9
Corporate Operations, excluding corporate interest expense	(15.5)	2.4
EBIT from operations continuing after the CLIC sale	108.0	111.3
Corporate interest expense	(11.1)	(13.1)
Operating earnings before taxes	96.9	98.2
Tax expense on operating income	33.2	34.3
Net operating income (1)	63.7	63.9
Earnings of CLIC being sold (net of taxes)	8.5	4.8
Gain related to reinsurance transaction (net of taxes)	2.5	—
Net realized investment gains (net of related amortization and taxes)	7.5	.8
Fair value changes in embedded derivative liabilities (net of related amortization and taxes)	(4.8)	12.1
Equity in earnings of certain non-strategic investments and earnings attributable to variable interest entities (net of taxes)	(2.9)	(2.7)
Loss on extinguishment or modification of debt (net of taxes)	(.4)	(6.8)
Valuation allowance for deferred tax assets and other tax items	4.0	5.0
Net income	$78.1	$77.1

Per diluted share:
Net operating income	$.29	$.28
Earnings of CLIC being sold (net of taxes)	.04	.02
Gain related to reinsurance transaction (net of taxes)	.01	—
Net realized investment gains (net of related amortization and taxes)	.03	.01
Fair value changes in embedded derivative liabilities (net of related amortization and taxes)	(.02)	.05
Equity in earnings of certain non-strategic investments and earnings attributable to variable interest entities (net of taxes)	(.02)	(.01)
Loss on extinguishment or modification of debt (net of taxes)	—	(.03)
Valuation allowance for deferred tax assets and other tax items	.02	.02
Net income	$.35	$.34

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CNO Financial (3)
July 28, 2014

The following table summarizes the financial impact of a significant item on our 2Q14 net operating income (dollars in millions, except per share amounts):

	Three months ended
	June 30, 2014*
	Actual results	Significant item	Excluding significant item
Net Operating Income (1):
Bankers Life	$87.4	$—	$87.4
Washington National	32.3	—	32.3
Colonial Penn	3.8	—	3.8
EBIT from business segments continuing after the CLIC sale	123.5	—	123.5
Corporate Operations, excluding corporate interest expense	(15.5)	11.8	(3.7)
EBIT from operations continuing after the CLIC sale (5)	108.0	11.8	119.8
Corporate interest expense	(11.1)	—	(11.1)
Operating earnings before taxes	96.9	11.8	108.7
Tax expense on operating income	33.2	4.2	37.4
Net operating income	$63.7	$7.6	$71.3

Net operating income per diluted share	$.29	$.03	$.32

The significant item in 2Q14 represents higher expenses related to the impact of lower interest rates on the values of liabilities for agent deferred compensation and former executive retirement annuities.

* See page 11 for the table of Net Operating Income Excluding Significant Items for the three months ended June 30, 2013.

Segment Results
Bankers Life markets and distributes a variety of insurance products to middle-income Americans at or near retirement through a dedicated field force of career agents. NAP in 2Q14 was $63.1 million, down $.1 million from 2Q13. Higher sales of life and annuity products were offset by lower sales of long-term care and Medicare supplement products. Collected premiums were up 2% in 2Q14 compared to 2Q13, driven by increased sales over the last 12 months and favorable persistency. Annuity account values, on which spread income is earned, increased 2% to $7.5 billion in 2Q14 compared to 2Q13. Increased agent productivity offset a 3% decrease in average agent count, reflecting our emphasis on increasing sales generated per agent.
Pre-tax operating earnings in 2Q14 compared to 2Q13 were up $8.3 million, or 10 percent. Earnings in 2Q14 reflect favorable annuity and long-term care margins.
Pre-tax operating earnings in 2Q14 included approximately $2 million of overhead expenses that were allocated to the Other CNO Business segment in quarters prior to 2014 and are expected to continue after the completion of the sale of CLIC.
Pre-tax operating earnings in 2Q13 of $79.1 million included: (i) approximately $6.5 million of favorable reserve developments in the Medicare supplement block; partially offset by (ii) refinements to the methodologies used to calculate health product reserves (primarily long-term care) of approximately $4.0 million.

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CNO Financial (4)
July 28, 2014

Washington National markets and distributes supplemental health and life insurance to middle-income consumers through a wholly-owned subsidiary and independent insurance agencies. NAP in 2Q14 was $25.3 million, up 9 percent from 2Q13 primarily driven by strong supplemental health sales in the individual market through Performance Matters Associates, our wholly-owned marketing organization. Collected premiums from the segment's supplemental health block were up 6 percent in 2Q14 compared to 2Q13, driven by strong sales and persistency.
Pre-tax operating earnings in 2Q14 compared to 2Q13 were down $3.5 million, or 10 percent, primarily resulting from elevated loss ratios in the supplemental health block and an increased allocation of overhead expenses; partially offset by favorable annuity margins. Given the elevated loss ratios we are experiencing in our supplemental health block, we currently expect that this blocks' interest-adjusted benefit ratio will be in the 54 percent range during 2014.
Pre-tax operating earnings in 2Q14 included approximately $2 million of overhead expenses that were allocated to the Other CNO Business segment in quarters prior to 2014 and are expected to continue after the completion of the sale of CLIC.
Pre-tax operating earnings in 2Q13 of $35.8 million included approximately $1.5 million of favorable reserve developments in the Medicare supplement block. The Medicare supplement block in this segment is in run-off, yet continues to outperform our expectations with favorable claims experience and persistency continuing in 2Q14.
Colonial Penn markets primarily graded benefit and simplified issue life insurance directly to customers through television advertising, direct mail, the internet and telemarketing. NAP in 2Q14 was $16.5 million, up 4 percent from 2Q13, reflecting increased sales of simplified issue life insurance policies, including an increase in sales through the internet. Collected premiums were up 6 percent in 2Q14 compared to 2Q13, driven by increased sales and steady persistency.
Pre-tax operating earnings in 2Q14 compared to 2Q13 reflect continued growth in the in-force block, favorable policy benefits and a modest increase in the deferral of acquisition costs due to a slight shift to deferrable direct mail marketing activities. In-force EBIT was $13.1 million, up 6 percent from 2Q13, reflecting the growth in the block.
Recognizing the accounting standard related to deferred acquisition costs, the amount of our investment in new business during a particular period will have a significant impact on this segment's results. We expect this segment to report approximately break-even results in 2014.
Corporate Operations includes our investment advisory subsidiary and corporate expenses.
This segment's earnings included favorable investment returns in both 2Q14 and 2Q13, reflecting market conditions. Pre-tax operating earnings in 2Q14 and 2Q13 also reflected an increase (decrease) in expenses of $11.8 million and $(6) million, respectively, related to the impact of changes in interest rates on the values of liabilities for agent deferred compensation and former executive retirement annuities. We have elected to recognize the change in the value of these liabilities through earnings as interest rates change.
Non-Operating Items Related to Operations of CLIC Being Sold
On July 1, 2014, we completed the previously announced sale of CLIC to Wilton Reassurance Company (“Wilton Re”). The transaction resulted in net proceeds of approximately $220 million based upon an estimated balance sheet of CLIC as of June 30, 2014 and after anticipated transaction costs and intercompany transactions completed in connection with the closing. In addition, Bankers Life paid $28 million to recapture a block of traditional life insurance that was previously reinsured to Wilton Re. In 1Q14, we recognized an estimated loss on the CLIC transaction of $298.0 million, net of income taxes.
The transaction met the criteria for held for sale accounting. As a result, the assets and liabilities of CLIC being sold are included as single line items in the asset and liability sections of our consolidated balance sheet as of June 30, 2014.
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CNO Financial (5)
July 28, 2014

The earnings related to the CLIC business being sold are also reflected as non-operating items. Such earnings, net of taxes, were $8.5 million in 2Q14 and $4.8 million in 2Q13. The higher earnings in 2Q14 were driven by overall favorable claim experience and investment results, along with certain other items recognized in the quarter.
Other Non-Operating Items
Net realized investment gains in 2Q14 were $7.5 million (net of related amortization and taxes). Net realized investment gains in 2Q13 were $.8 million (net of related amortization and taxes) including total other-than-temporary impairment losses of $.6 million recorded in earnings. There were no other-than-temporary impairments in 2Q14.
The results for 2Q14 include a $2.5 million gain related to the recapture of business previously ceded under a modified coinsurance agreement. The gain primarily consists of the release of an embedded derivative that is no longer required.
During 2Q14 and 2Q13, we recognized an increase (decrease) in earnings of $(4.8) million and $12.1 million, respectively, resulting from changes in the estimated fair value of embedded derivative liabilities related to our fixed index annuities, net of related amortization and income taxes. Such amounts reflect the changes in market interest rates used to determine the derivative's estimated fair value.
The results for 2Q14 include a $.4 million loss on the extinguishment or modification of debt resulting from: (i) expenses related to the amendment of the Senior Secured Credit Agreement in May 2014; and (ii) the repurchase of the remaining $3.5 million principal amount of the 7.0% Debentures for a purchase price of $3.7 million. The results for 2Q13 include a $6.8 million loss on extinguishment of debt, net of taxes, related to: (i) the amendment of the Senior Secured Credit Agreement and the write-off of unamortized discount and issuance costs associated with prepayments on the Senior Secured Credit Agreement; and (ii) the repurchase of 7.0% Debentures.
In 2Q14 and 2Q13, we reduced the valuation allowance for deferred tax assets by $4.0 million and $5.0 million, respectively, resulting from the realization of capital gains and utilization of loss carryforwards.
Statutory (based on non-GAAP measures) and GAAP Capital Information
Our consolidated statutory risk-based capital ratio was 437% at June 30, 2014, reflecting 2Q14 consolidated statutory operating earnings of $133 million and the payment of net dividends to the holding company of $75.0 million during the quarter and $115.0 million year-to-date.
During the second quarter of 2014, we repurchased $95.6 million of common stock under our securities repurchase program (including $3 million of repurchases settled in 3Q14). We repurchased 5.6 million common shares at an average cost of $16.97 per share. CNO anticipates repurchasing securities in the range of $350 million to $400 million during 2014, absent compelling alternatives.  As of June 30, 2014, we had 213.8 million shares outstanding and had authority to repurchase up to an additional $260.8 million of our common stock.
During 2Q14, we also paid common stock dividends of $12.9 million.
Book value per diluted share, excluding accumulated other comprehensive income (loss) (6), was $17.85 at June 30, 2014, compared to $18.62 at December 31, 2013. The decrease primarily reflects the loss recognized on the transaction to sell CLIC, partially offset by our 2014 operating earnings.
Our debt-to-total capital ratio, excluding accumulated other comprehensive income (4) at June 30, 2014, was 17.4 percent, an increase of 50 basis points from December 31, 2013, reflecting the decrease to capital from the loss recognized on the transaction to sell CLIC and debt repayments of $29.8 million. Unrestricted cash and investments held by our holding company were $277 million at June 30, 2014, compared to $309 million at December 31, 2013.

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CNO Financial (6)
July 28, 2014

Conference Call
The Company will host a conference call to discuss results on July 29, 2014 at 11:00 a.m. Eastern Time. The webcast can be accessed through the Investors section of the company's website: http://ir.CNOinc.com. Participants should go to the website at least 15 minutes before the event to register and download any necessary audio software. During the call, we will be referring to a presentation that will be available the morning of the call at the Investors section of the company's website.
About CNO Financial Group
CNO Financial Group, Inc. (NYSE: CNO) is a holding company.  Our insurance subsidiaries - principally Bankers Life and Casualty Company, Colonial Penn Life Insurance Company and Washington National Insurance Company - primarily serve middle-income pre-retiree and retired Americans by helping them protect against financial adversity and provide for a more secure retirement.  For more information, visit CNO online at www.CNOinc.com.

- Tables Follow -

CNO Financial (7)
July 28, 2014
CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(Dollars in millions)
(unaudited)

	June 30, 2014	December 31, 2013
ASSETS
Investments:
Fixed maturities, available for sale, at fair value (amortized cost: June 30, 2014 - $18,383.8; December 31, 2013 - $21,860.6)	$20,533.6	$23,178.3
Equity securities at fair value (cost: June 30, 2014 - $272.6; December 31, 2013 - $237.9)	287.5	249.3
Mortgage loans	1,595.9	1,729.5
Policy loans	99.7	277.0
Trading securities	227.4	247.6
Investments held by variable interest entities	1,241.1	1,046.7
Other invested assets	426.1	423.3
Total investments	24,411.3	27,151.7
Cash and cash equivalents - unrestricted	378.8	699.0
Cash and cash equivalents held by variable interest entities	101.8	104.3
Accrued investment income	238.2	286.9
Present value of future profits	512.3	679.3
Deferred acquisition costs	698.9	968.1
Reinsurance receivables	2,892.9	3,392.1
Income tax assets, net	730.5	1,147.2
Assets held in separate accounts	9.4	10.3
Other assets	421.3	341.7
Assets of subsidiary being sold	4,518.9	—
Total assets	$34,914.3	$34,780.6
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Liabilities for insurance products:
Policyholder account balances	$10,649.7	$12,776.4
Future policy benefits	10,372.2	11,222.5
Liability for policy and contract claims	463.3	566.0
Unearned and advanced premiums	270.7	300.6
Liabilities related to separate accounts	9.4	10.3
Other liabilities	560.7	590.6
Payable to reinsurer	—	590.3
Investment borrowings	1,507.6	1,900.0
Borrowings related to variable interest entities	1,110.8	1,012.3
Notes payable – direct corporate obligations	827.3	856.4
Liabilities of subsidiary being sold	4,298.3	—
Total liabilities	30,070.0	29,825.4
Commitments and Contingencies
Shareholders' equity:
Common stock ($0.01 par value, 8,000,000,000 shares authorized, shares issued and outstanding: June 30, 2014 – 213,755,190; December 31, 2013 – 220,323,823)	2.1	2.2
Additional paid-in capital	3,963.9	4,092.8
Accumulated other comprehensive income	926.1	731.8
Retained earnings (accumulated deficit)	(47.8)	128.4
Total shareholders' equity	4,844.3	4,955.2
Total liabilities and shareholders' equity	$34,914.3	$34,780.6
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CNO Financial (8)
July 28, 2014

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(Dollars in millions, except per share data)
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2014	2013	2014	2013
Revenues:
Insurance policy income	$679.0	$691.3	$1,364.9	$1,382.5
Net investment income:
General account assets	347.4	348.8	695.5	700.7
Policyholder and reinsurer accounts and other special-purpose portfolios	47.2	31.8	68.1	109.5
Realized investment gains (losses):
Net realized investment gains, excluding impairment losses	12.4	3.8	47.7	19.1
Other-than-temporary impairment losses:
Total other-than-temporary impairment losses	—	(.6)	(11.9)	(.6)
Portion of other-than-temporary impairment losses recognized in accumulated other comprehensive income	—	—	—	—
Net impairment losses recognized	—	(.6)	(11.9)	(.6)
Total realized gains (losses)	12.4	3.2	35.8	18.5
Fee revenue and other income	7.0	6.4	13.4	12.9
Total revenues	1,093.0	1,081.5	2,177.7	2,224.1
Benefits and expenses:
Insurance policy benefits	691.1	673.2	1,381.4	1,427.3
Loss on sale of subsidiary	—	—	278.6	—
Gain related to reinsurance transaction	(3.8)	—	(3.8)	—
Interest expense	24.3	26.9	48.9	54.2
Amortization	64.9	79.2	131.6	158.5
Loss on extinguishment or modification of debt	.6	7.7	.6	65.4
Other operating costs and expenses	201.5	179.8	395.6	369.4
Total benefits and expenses	978.6	966.8	2,232.9	2,074.8
Income (loss) before income taxes	114.4	114.7	(55.2)	149.3
Income tax expense (benefit):
Tax expense on period income	40.3	42.6	79.3	75.8
Valuation allowance for deferred tax assets and other tax items	(4.0)	(5.0)	15.4	(15.5)
Net income (loss)	$78.1	$77.1	$(149.9)	$89.0
Earnings per common share:
Basic:
Weighted average shares outstanding	216,538,000	220,498,000	218,422,000	221,290,000
Net income (loss)	$.36	$.35	$(.69)	$.40
Diluted:
Weighted average shares outstanding	222,108,000	230,893,000	218,422,000	237,180,000
Net income (loss)	$.35	$.34	$(.69)	$.38

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CNO Financial (9)
July 28, 2014

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
EBIT FROM BUSINESS SEGMENTS
SUMMARIZED BY IN-FORCE AND NEW BUSINESS (7)
(Dollars in millions)

	Three months ended		Six months ended
	June 30,		June 30,
	2014	2013	2014	2013
EBIT (5) from In-force and New Business
Bankers Life segment:
In-Force Business	$124.3	$109.6	$246.7	$205.7
New Business	(36.9)	(30.5)	(75.1)	(64.5)
Total	$87.4	$79.1	$171.6	$141.2

Washington National segment:
In-Force Business	$34.8	$37.9	$68.7	$75.2
New Business	(2.5)	(2.1)	(5.3)	(5.4)
Total	$32.3	$35.8	$63.4	$69.8

Colonial Penn segment:
In-Force Business	$13.1	$12.4	$23.4	$21.2
New Business	(9.3)	(11.2)	(25.8)	(25.4)
Total	$3.8	$1.2	$(2.4)	$(4.2)

Other CNO Business:
In-Force Business	$—	$(7.2)	$—	$(14.5)
New Business	—	—	—	—
Total	$—	$(7.2)	$—	$(14.5)

Total Business segments:
In-Force Business	$172.2	$152.7	$338.8	$287.6
New Business	(48.7)	(43.8)	(106.2)	(95.3)
Total EBIT from business segments continuing after the CLIC sale	$123.5	$108.9	$232.6	$192.3

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CNO Financial (10)
July 28, 2014

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
SEGMENT OPERATING RESULTS
(Dollars in millions, except per share data)

	Six months ended
	June 30,
	2014	2013
	(Dollars in millions, except per share data)
EBIT (5):
Bankers Life	$171.6	$141.2
Washington National	63.4	69.8
Colonial Penn	(2.4)	(4.2)
Other CNO Business:
Loss from the long-term care business reinsured in 4Q13	—	(4.9)
Overhead expense of CLIC expected to continue after the sale	—	(9.6)
EBIT from business segments continuing after the CLIC sale	232.6	192.3
Corporate Operations, excluding corporate interest expense	(21.5)	5.4
EBIT from operations continuing after the CLIC sale	211.1	197.7
Corporate interest expense	(22.2)	(28.2)
Operating earnings before taxes	188.9	169.5
Tax expense on operating income	65.3	60.0
Net operating income (1)	123.6	109.5
Earnings of CLIC being sold (net of taxes)	15.2	10.3
Loss on operations of CLIC being sold (including impact of taxes)	(298.0)	—
Gain related to reinsurance transaction (net of taxes)	2.5	—
Net realized investment gains (net of related amortization and taxes)	21.1	8.8
Fair value changes in embedded derivative liabilities (net of related amortization and taxes)	(12.0)	13.4
Equity in earnings of certain non-strategic investments and earnings attributable to variable interest entities (net of taxes)	(5.9)	(4.5)
Loss on extinguishment or modification of debt (net of taxes)	(.4)	(64.0)
Valuation allowance for deferred tax assets and other tax items	4.0	15.5
Net income (loss)	$(149.9)	$89.0

Per diluted share:
Net operating income	$.56	$.47
Earnings of CLIC being sold (net of taxes)	.07	.04
Loss on operations of CLIC being sold (including impact of taxes)	(1.36)	—
Gain related to reinsurance transaction (net of taxes)	.01	—
Net realized investment gains (net of related amortization and taxes)	.10	.04
Fair value changes in embedded derivative liabilities (net of related amortization and taxes)	(.06)	.06
Equity in earnings of certain non-strategic investments and earnings attributable to variable interest entities (net of taxes)	(.03)	(.02)
Loss on extinguishment or modification of debt (net of taxes)	—	(.27)
Valuation allowance for deferred tax assets and other tax items	.02	.06
Net income (loss)	$(.69)	$.38

CNO Financial (11)
July 28, 2014

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
NET OPERATING INCOME EXCLUDING SIGNIFICANT ITEMS*
(Dollars in millions, except per share data)

	Three months ended
	June 30, 2013*
	Actual results	Significant items	Excluding significant items
Net Operating Income (1):
Bankers Life	$79.1	$(2.5)	$76.6
Washington National	35.8	(1.5)	34.3
Colonial Penn	1.2	—	1.2
Other CNO Business:
Losses from the long-term care business reinsured effective December 31, 2013	(2.2)	—	(2.2)
Overhead expense of CLIC expected to continue after the completion of the sale	(5.0)	—	(5.0)
EBIT from business segments continuing after the CLIC sale	108.9	(4.0)	104.9
Corporate Operations, excluding corporate interest expense	2.4	(6.0)	(3.6)
EBIT from operations continuing after the CLIC sale (5)	111.3	(10.0)	101.3
Corporate interest expense	(13.1)	—	(13.1)
Operating earnings before taxes	98.2	(10.0)	88.2
Tax expense on operating income	34.3	(3.5)	30.8
Net operating income	$63.9	$(6.5)	$57.4

Net operating income per diluted share	$.28	$(.03)	$.25

* This table summarizes the financial impacts of significant items (as described in the segment results section of this press release) on our 2Q13 net operating income.

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CNO Financial (12)
July 28, 2014

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
COLLECTED PREMIUMS
FROM CONTINUING OPERATING SEGMENTS
(Dollars in millions)

	Three months ended
	June 30,
	2014	2013
Bankers Life segment:
Medicare supplement	$177.8	$176.1
Long-term care	126.2	133.2
PDP and other health	2.1	13.1
Supplemental health	4.0	2.2
Life	101.5	91.1
Annuity	200.8	183.7
Total	612.4	599.4
Washington National segment:
Supplemental health and other health	129.7	122.7
Medicare supplement	21.7	25.0
Life	6.4	6.3
Annuity	.6	1.4
Total	158.4	155.4
Colonial Penn segment:
Life	60.0	56.4
Supplemental health	.9	1.0
Total	60.9	57.4
Total collected premiums from continuing operating segments	$831.7	$812.2

NEW ANNUALIZED PREMIUMS (2)
(Dollars in millions)

	Three months ended
	June 30,
	2014	2013
Bankers Life segment:
Medicare supplement	$17.6	$19.0
Long-term care	4.7	6.5
Supplemental health	1.8	2.7
Life	27.1	24.2
Annuity	11.9	10.8
Total	63.1	63.2
Washington National segment:
Supplemental health	23.9	21.3
Life	1.3	1.9
Annuity	.1	.1
Total	25.3	23.3
Colonial Penn segment:
Life	16.5	15.8
Total	16.5	15.8
Total new annualized premiums	$104.9	$102.3

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CNO Financial (13)
July 28, 2014

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
BENEFIT RATIOS ON MAJOR HEALTH LINES OF BUSINESS

	Three months ended
	June 30,
	2014	2013
Bankers Life segment:
Medicare Supplement:
Earned premium	$193 million	$189 million
Benefit ratio (8)	69.5%	67.2%
Long-Term Care:
Earned premium	$127 million	$134 million
Benefit ratio (8)	131.2%	129.5%
Interest-adjusted benefit ratio (a non-GAAP measure) (9)	79.2%	81.4%
Washington National segment:
Medicare Supplement:
Earned premium	$22 million	$26 million
Benefit ratio (8)	61.7%	65.5%
Supplemental health (10):
Earned premium	$127 million	$120 million
Benefit ratio (8)	80.3%	79.6%
Interest-adjusted benefit ratio (a non-GAAP measure) (9)	54.8%	53.5%

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CNO Financial (14)
July 28, 2014
NOTES

(1)
Management believes that an analysis of Net income applicable to common stock before: (i) the loss on the operations of CLIC being sold; (ii) the earnings of CLIC being sold; (iii) loss on reinsurance transaction; (iv) net realized investment gains or losses, net of related amortization and taxes; (v) fair value changes due to fluctuations in the interest rates used to discount embedded derivative liabilities related to our fixed index annuities, net of related amortization and taxes; (vi) equity in earnings of certain non-strategic investments and earnings attributable to variable interest entities, net of taxes; (vii) loss on extinguishment or modification of debt, net of taxes; and (viii) changes in the valuation allowance for deferred tax assets ("Net operating income," a non-GAAP financial measure) is important to evaluate the financial performance of the company, and is a key measure commonly used in the life insurance industry. Management uses this measure to evaluate performance because the items excluded from net operating income can be affected by events that are unrelated to the company's underlying fundamentals. Net realized investment gains or losses include: (i) gains or losses on the sales of investments; (ii) other-than-temporary impairments recognized through net income; and (iii) changes in fair value of certain fixed maturity investments with embedded derivatives. A reconciliation of Net operating income to Net income applicable to common stock is provided in the tables on pages 2 and 10. Additional information concerning this non-GAAP measure is included in our periodic filings with the Securities and Exchange Commission that are available in the "Investors - SEC Filings" section of CNO's website, www.CNOinc.com.

(2)
Measured by new annualized premium, which includes 6% of annuity and 10% of single premium whole life deposits and 100% of all other premiums. Medicare Advantage sales are not comparable to other sales and are therefore excluded in all periods.

(3)
Collected premiums from our core operating segments include premiums collected in our Bankers Life, Washington National and Colonial Penn segments. Collected premiums from all sources (including CLIC operations held for sale and the reinsured long-term care business included in the former Other CNO Business segment) were $866.7 million in 2Q14, up 1% from 2Q13.

(4)
The calculation of this non-GAAP measure differs from the corresponding GAAP measure because accumulated other comprehensive income (loss) has been excluded from the value of capital used to determine this measure. Management believes this non-GAAP measure is useful because it removes the volatility that arises from changes in the unrealized appreciation (depreciation) of our investments. The corresponding GAAP measures for debt-to-total capital were 14.6% and 14.7% at June 30, 2014 and December 31, 2013, respectively.

(5)
Management believes that an analysis of earnings before the loss on the operations of CLIC being sold, the earnings of CLIC being sold, loss on reinsurance transaction, net realized investment gains (losses), fair value changes due to fluctuations in the interest rates used to discount embedded derivative liabilities related to our fixed index annuities, equity in earnings of certain non-strategic investments and earnings attributable to variable interest entities, corporate interest expense, loss on extinguishment or modification of debt and taxes ("EBIT," a non-GAAP financial measure) provides a clearer comparison of the operating results of the company quarter-over-quarter because these items are unrelated to the company's underlying fundamentals. A reconciliation of EBIT to Net Income applicable to common stock is provided in the tables on pages 2 and 10.

(6)
Book value per diluted share reflects the potential dilution that could occur if outstanding stock options and warrants were exercised, restricted stock and performance units were vested and convertible securities were converted. The dilution from options, warrants, restricted shares and performance units is calculated using the treasury stock method. Under this method, we assume the proceeds from the exercise of the options and warrants (or the unrecognized compensation expense with respect to restricted stock and performance units) will be used to purchase shares of our common stock at the closing market price on the last day of the period. The dilution from convertible securities is calculated assuming the securities were converted on the last day of the period. In addition, the calculation of this non-GAAP measure differs from the corresponding GAAP measure because accumulated other comprehensive income (loss) has been excluded from the value of capital used to determine this measure. Management believes this non-GAAP measure is useful because it removes the volatility that arises from changes in the unrealized appreciation (depreciation) of our investments. The corresponding GAAP measures for book value per common share were $22.66 and $22.49 at June 30, 2014 and December 31, 2013, respectively.

(7)
Management believes that an analysis of EBIT, separated between in-force and new business provides increased clarity around the value drivers of our business, particularly since the new business results are significantly impacted by the rate of sales, mix of business and the distribution channel through which new sales are made. EBIT from new business includes pre-tax revenues and expenses associated with new sales of our insurance products during the first year after the sale is completed. EBIT from in-force business includes all pre-tax revenues and expenses associated with sales of insurance products that were completed more than one year before the end of the reporting period. The allocation of certain revenues and expenses between new and in-force business is based on estimates, which we believe are reasonable.

(8)	The benefit ratio is calculated by dividing the related product's insurance policy benefits by insurance policy income.
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CNO Financial (15)
July 28, 2014

(9)
The interest-adjusted benefit ratio (a non-GAAP measure) is calculated by dividing the product's insurance policy benefits less imputed interest income on the accumulated assets backing the insurance liabilities by insurance policy income. Interest income is an important factor in measuring the performance of longer duration health products. The net cash flows generally cause an accumulation of amounts in the early years of a policy (accounted for as reserve increases), which will be paid out as benefits in later policy years (accounted for as reserve decreases). Accordingly, as the policies age, the benefit ratio will typically increase, but the increase in the change in reserve will be partially offset by the imputed interest income earned on the accumulated assets. The interest-adjusted benefit ratio reflects the effects of such interest income offset. Since interest income is an important factor in measuring the performance of these products, management believes a benefit ratio, which includes the effect of interest income, is useful in analyzing product performance. Additional information concerning this non-GAAP measure is included in our periodic filings with the Securities and Exchange Commission that are available in the "Investors - SEC Filings" section of CNO Financial's website, www.CNOinc.com.

(10)
We have consolidated a small block of health related business with this supplemental health block for simplicity of reporting. All prior periods have been revised to conform to the current presentation.

Cautionary Statement Regarding Forward-Looking Statements. Our statements, trend analyses and other information contained in this press release relative to markets for CNO Financial's products and trends in CNO Financial's operations or financial results, as well as other statements, contain forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically are identified by the use of terms such as "anticipate," "believe," "plan," "estimate," "expect," "project," "intend," "may," "will," "would," "contemplate," "possible," "attempt," "seek," "should," "could," "goal," "target," "on track," "comfortable with," "optimistic," "guidance," "outlook" and similar words, although some forward-looking statements are expressed differently. You should consider statements that contain these words carefully because they describe our expectations, plans, strategies and goals and our beliefs concerning future business conditions, our results of operations, financial position, and our business outlook or they state other ''forward-looking'' information based on currently available information. Assumptions and other important factors that could cause our actual results to differ materially from those anticipated in our forward-looking statements include, among other things: (i) changes in or sustained low interest rates causing reductions in investment income, the margins of our fixed annuity and life insurance businesses, and sales of, and demand for, our products; (ii) expectations of lower future investment earnings may cause us to accelerate amortization, write down the balance of insurance acquisition costs or establish additional liabilities for insurance products; (iii) general economic, market and political conditions, including the performance and fluctuations of the financial markets which may affect the value of our investments as well as our ability to raise capital or refinance existing indebtedness and the cost of doing so; (iv) the ultimate outcome of lawsuits filed against us and other legal and regulatory proceedings to which we are subject; (v) our ability to make anticipated changes to certain non-guaranteed elements of our life insurance products; (vi) our ability to obtain adequate and timely rate increases on our health products, including our long-term care business; (vii) the receipt of any required regulatory approvals for dividend and surplus debenture interest payments from our insurance subsidiaries; (viii) mortality, morbidity, the increased cost and usage of health care services, persistency, the adequacy of our previous reserve estimates and other factors which may affect the profitability of our insurance products; (ix) changes in our assumptions related to deferred acquisition costs or the present value of future profits; (x) the recoverability of our deferred tax assets and the effect of potential ownership changes and tax rate changes on their value; (xi) our assumption that the positions we take on our tax return filings will not be successfully challenged by the Internal Revenue Service; (xii) changes in accounting principles and the interpretation thereof (including changes in principles related to accounting for deferred acquisition costs); (xiii) our ability to continue to satisfy the financial ratio and balance requirements and other covenants of our debt agreements; (xiv) our ability to achieve anticipated expense reductions and levels of operational efficiencies including improvements in claims adjudication and continued automation and rationalization of operating systems, (xv) performance and valuation of our investments, including the impact of realized losses (including other-than-temporary impairment charges); (xvi) our ability to identify products and markets in which we can compete effectively against competitors with greater market share, higher ratings, greater financial resources and stronger brand recognition; (xvii) our ability to generate sufficient liquidity to meet our debt service obligations and other cash needs; (xviii) our ability to maintain effective controls over financial reporting; (xix) our ability to continue to recruit and retain productive agents and distribution partners and customer response to new products, distribution channels and marketing initiatives; (xx) our ability to achieve additional upgrades of the financial strength ratings of CNO Financial and our insurance company subsidiaries as well as the impact of our ratings on our business, our ability to access capital and the cost of capital; (xxi) the risk factors or uncertainties listed from time to time in our filings with the Securities and Exchange Commission; (xxii) regulatory changes or actions, including those relating to regulation of the financial affairs of our insurance companies, such as the payment of dividends and surplus debenture interest to us, regulation of the sale, underwriting and pricing of products, and health care regulation affecting health insurance products; (xxiii) determination of the final sales price and net proceeds for the sale of Conseco Life Insurance Company; and (xxiv) changes in the Federal income tax laws and regulations which may affect or eliminate the relative tax advantages of some of our products or affect the value of our deferred tax assets. Other factors and assumptions not identified above are also relevant to the forward-looking statements, and if they prove incorrect, could also cause actual results to differ materially from those projected. All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements. Our forward-looking statements speak only as of the date made. We assume no obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements.

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